Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of Privia Health Group, Inc. of our report dated March 16, 2021, relating to the financial statements of Privia Health Group, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
November 16, 2021